Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 29, 2007

Contacts:	Charlie Simpson (Media)	Christopher Jakubik (Investors)
	847-646-4538	847-646-5494
	charles.simpson@kraft.com	chris.jakubik@kraft.com

Ajay Banga Elected to Kraft Foods Board of Directors

NORTHFIELD, Ill. — Jan. 29, 2007 — Kraft Foods Inc. (NYSE: KFT), a global leader in food and beverages, today announced the election of Ajay Banga to its Board of Directors.  With the addition of Mr. Banga, the company’s Board increases from nine Directors to 10, six of whom are not employees of either Kraft or Altria Group, Inc.

Mr. Banga, 47, is Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group International businesses, a position he has held since August 2005. He previously served as an Executive Vice President of Citigroup’s Global Consumer Group and President of Citigroup’s Retail Banking North America.  Since joining Citigroup in 1996, Mr. Banga also has worked as business head for CitiFinancial and the U.S. Consumer Assets Division, and as division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa and India.

Mr. Banga began his business career as a management trainee with Nestlé in 1981. He spent the next 13 years in a variety of assignments spanning sales, marketing and general management. He later joined PepsiCo in its Restaurants Division and was instrumental in the launch of Pizza Hut and KFC in India.

“I am very pleased to welcome Ajay Banga to our Board of Directors,” said Kraft Chairman Louis C. Camilleri. “His expertise in global business and the consumer packaged goods industry will be of significant value to Kraft as we work to accelerate our growth.”

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Add One — Ajay Banga Elected to Kraft Board

Mr. Banga is an alumnus of the Indian Institute of Management in Ahmedabad, India. He is a member of the Financial Services Roundtable and the board of trustees of the National Urban League, and vice-chairman of the board of trustees of the New York Hall of Science.

About Kraft Foods

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies. For more than 100 years, we’ve offered consumers delicious and wholesome foods that fit the way they live. Millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands. Whether it’s breakfast, lunch, dinner or a snack, consumers at home and on the go choose: Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of South Beach Diet and better-for-you Sensible Solution options.

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